Exhibit 5

July 31, 2014

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054

Ladies and Gentlemen:

You have requested my opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) of an additional 10,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Avis Budget Group, Inc. (the “Company”) on a Registration Statement on Form S-8 (the “Registration Statement”). The shares of Common Stock to which the Registration Statement relates are issuable pursuant to the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan (formerly the 2007 Equity and Incentive Plan) (the “Plan”).

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Plan; (ii) the Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated By-Laws of the Company, as amended to the date hereof and (iv) such other certificates, instruments and documents as I considered necessary or appropriate for the purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies, communications or certifications of public officials, and such other documents as I have deemed relevant and necessary as the basis of the opinions expressed herein. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am admitted to the Bar of the State of Pennsylvania, and I do not express any opinion as to the law of any jurisdiction except for the General Corporation Law of the State of Delaware.

Based upon the foregoing and relying upon statements of fact contained in the documents which I have examined, I am of the opinion that the shares of Common Stock covered by the Registration Statement are duly authorized, and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto. In giving the foregoing consent, I do not admit to being in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. I assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Michael K. Tucker
Michael K. Tucker, Esq.